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                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Spiegel, Inc.:


We consent to incorporation by reference in this registration statement on From S-8 and in the registration statements on Form S-8 (Nos. 33-19663, 33-32385, 33-38478, 33-44780, 33-56200 and 33-51755) of Spiegel, Inc. of our report dated
February 10, 1995, relating to the consolidated balance sheets of Spiegel, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the Spiegel, Inc. Form 10-K for the year ended December 31, 1994.


Chicago, Illinois
December 27, 1995


                                   /s/KPMG Peat Marwick LLP
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